Exhibit 12

THE LACLEDE GROUP, INC. AND SUBSIDIARY COMPANIES

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	June 30,	September 30,
(Thousands of Dollars)	2009	2008	2007	2006	2005	2004

Income from continuing operations before interest
charges and income taxes	$129,468	$113,228	$101,867	$100,080	$78,676	$78,604
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,741	1,691	1,485	1,291	938	538
Total Earnings	$131,209	$114,919	$103,352	$101,371	$79,614	$79,142

Interest on long-term debt –
Laclede Gas	$23,411	$19,851	$22,502	$22,329	$22,835	$22,010
Other interest	6,283	9,626	11,432	10,555	4,418	3,511
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,741	1,691	1,485	1,291	938	538
Total Fixed Charges	$31,435	$31,168	$35,419	$34,175	$28,191	$26,059

Ratio of Earnings to Fixed
Charges	4.17	3.69	2.92	2.97	2.82	3.04

LACLEDE GAS COMPANY

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	June 30,	September 30,
(Thousands of Dollars)	2009	2008	2007	2006	2005	2004

Income before interest
charges and income taxes	$78,587	$84,684	$80,134	$72,077	$72,092	$73,956
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,741	1,691	1,485	1,291	938	538
Total Earnings	$80,328	$86,375	$81,619	$73,368	$73,030	$74,494

Interest on long-term debt	$23,411	$19,851	$22,502	$22,329	$22,835	$22,010
Other interest	7,479	10,363	11,101	10,236	4,076	3,192
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,741	1,691	1,485	1,291	938	538
Total Fixed Charges	$32,631	$31,905	$35,088	$33,856	$27,849	$25,740

Ratio of Earnings to Fixed
Charges	2.46	2.71	2.33	2.17	2.62	2.89